Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No.1 to Form S-3 of Chiquita Brands International, Inc. of our report dated June 28, 2012 relating to the financial statements of Danone Chiquita Fruits SAS, which appear in Chiquita Brands International, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers Audit SA
Paris, France
December 20, 2013